Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 30, 2016, relating to the consolidated financial statements of Innovus Pharmaceuticals, Inc., for the year ended December 31, 2015, which are contained in that Prospectus (and of our report dated March 30, 2016, relating to the schedules, which is contained in Part II of this Registration Statement).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.
Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA
February 1, 2017